Exhibit 99.1

Foresight Energy LP Reports Third Quarter 20181 Results

Third Quarter 2018 Highlights:

•

Coal sales of nearly $292 million, an increase of 27% compared to the third quarter 2017 and an increase of 8% compared to the second quarter 2018, on higher sales volumes of 6.1 million tons and higher sales realization per ton sold

•	Adjusted EBITDA of $57.6 million, which includes a $25 million charge related to the settlement of litigation related to Hillsboro Energy and Macoupin Energy
•	Cash flows from operations of $51.3 million
•	Net loss attributable to limited partner units of $27.7 million, or ($0.17) per common unit and ($0.22) per subordinated unit.
•	Declared a $0.0565 per unit distribution from retained excess cash flow generated in 2017, to be paid on December 21, 2018 to unitholders of record as of December 11, 2018.

ST.  LOUIS, Missouri — (BUSINESS WIRE) — November 7, 2018 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the third quarter ended September 30, 2018.  Foresight generated coal sales revenues of nearly $292 million on sales volumes of 6.1 million tons resulting in a net loss attributable to limited partner units of $27.7 million, Adjusted EBITDA of $57.6 million, and cash flows from operations of $51.3 million.  Net loss attributable to limited partner units and Adjusted EBITDA include $25 million in charges related to the settlement of litigation with Natural Resource Partners L.P. (“NRP”) related to matters at Hillsboro Energy and Macoupin Energy.

“During the third quarter, we continued to take advantage of a strong export market and an improved domestic spot market to realize significant year-over-year improvements in our sales volumes,” said Mr. Robert D. Moore, Chairman, President and Chief Executive Officer.  “With our unique access to international and domestic markets, plus our industry-leading cost structure, Foresight remains well-positioned to continue to opportunistically place its thermal coal production and to capture solid margins.  Regarding the settlement of litigation with NRP, we are pleased to have reached a mutually beneficial resolution to these lawsuits, which provides us with future operational flexibility at Hillsboro Energy, while significantly reducing the lease holding cost.”

Foresight also announced that due to the Partnership’s operating performance during the third quarter, the Board of Directors of its General Partner approved a quarterly cash distribution of $0.0565 per unit from retained excess cash flow.  The distribution is payable on December 21, 2018 for unitholders of record on December 11, 2018.

Third Quarter Consolidated Financial Results

Coal sales totaled nearly $292.0 million for the third quarter 2018 compared to $229.7 million for the third quarter 2017, representing an increase of $62.3 million, or 27%.  The increase in coal sales revenues was due to higher coal sales volumes combined with higher coal sales realization per ton sold.  Coal sales volumes and coal sales realization per ton sold were higher due to increased export sales, which experienced more favorable API2 pricing during 2018.

Cost of coal produced was $133.7 million, or $22.28 per ton sold, for the third quarter 2018 compared to $122.8 million, or $23.43 per ton sold, for the third quarter 2017.  The increase in total cost of production was due to an increase in produced tons sold offset by a lower cash cost per ton sold. The lower cash cost per ton sold resulted from no longwall moves occurring during the third quarter of 2018, compared to one longwall move in the prior year period.  Additionally, cost of coal produced (excluding depreciation, depletion and amortization) for the third quarter of 2017 included $4.3 million arising from the non-cash adjustment of inventory to fair value related to the application of pushdown accounting.

Transportation costs increased approximately $21.8 million from the third quarter 2017 to the third quarter 2018 due to a higher percentage of sales going to the export market during the current year period and the additional transportation and transloading costs associated therewith.

Other operating (income) expense, net for the third quarter 2018 includes $25.0 million in charges related to the settlement of litigation with NRP related to matters arising from the combustion event at Hillsboro Energy and royalty matters at Macoupin Energy.  While the matters with NRP are settled, Foresight remains in discussions with its insurance providers regarding further potential recoveries under its policies related to the Hillsboro Energy combustion event; however, there can be no assurances that Foresight will receive any further insurance recoveries related to the Hillsboro combustion event.

During the third quarter 2018, Foresight generated operating cash flows of $51.3 million and ended the period with $43.1 million in cash and $129.7 million of available borrowing capacity, net of outstanding borrowings and letters of credit, under its revolving credit facility.  Capital expenditures for the quarter ended September 30, 2018 totaled $18.6 million compared to $15.2 million for the quarter ended September 30, 2017.

Guidance for 2018

Based on Foresight’s remaining contracted position, third quarter and year-to-date performance, and its current outlook on pricing and the coal markets in general, the Partnership is affirming and updating the following guidance for 2018:

Sales Volumes – Based on current committed position and expectations for the remainder of 2018, Foresight is projecting sales volumes to be between 22.4 and 23.0 million tons, with approximately 9.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $305 to $325 million.

Capital Expenditures – Total 2018 capital expenditures are estimated to be between $70 and $77 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 7, 2018.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net loss, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2018. A reconciliation of estimated 2018 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore, these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 1.7 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.  Foresight also owns coal interests and mining assets located in southeastern Ohio.

Contact

Cody E. Nett

Corporate Secretary and Director of Media and Investor Relations

740-338-3100

Investor.relations@foresight.com

Media@coalsource.com

[1]

Foresight adopted pushdown accounting as of March 31, 2017 as a result of Murray Energy obtaining control of its general partner.  As required by pushdown accounting, the Partnership revalued its balance sheet on the change of control date and therefore certain financial statement line items are not comparable to prior periods.  As such, operational results prior to March 31, 2017 were recorded on the predecessor financial statements (the “Predecessor”).  Operational results subsequent to March 31, 2017 were recorded on the successor financial statements (the “Successor”).

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

(In Thousands)

	(Successor)	(Successor)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$43,070	$2,179
Accounts receivable	38,583	35,158
Due from affiliates	32,055	37,685
Financing receivables - affiliate	3,327	3,138
Inventories, net	52,924	40,539
Prepaid royalties	—	4,000
Deferred longwall costs	14,172	9,520
Other prepaid expenses and current assets	8,139	10,844
Contract-based intangibles	1,430	11,268
Total current assets	193,700	154,331
Property, plant, equipment and development, net	2,168,348	2,378,605
Due from affiliates	—	947
Financing receivables - affiliate	61,514	64,097
Prepaid royalties, net	2,295	1,250
Other assets	4,640	5,358
Contract-based intangibles	1,058	2,052
Total assets	$2,431,555	$2,606,640
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$41,498	$109,532
Current portion of sale-leaseback financing arrangements	5,851	4,148
Accrued interest	26,342	13,410
Accounts payable	96,284	76,658
Accrued expenses and other current liabilities	80,662	62,442
Asset retirement obligations	4,416	4,416
Due to affiliates	23,384	13,324
Contract-based intangibles	16,844	28,688
Total current liabilities	295,281	312,618
Long-term debt and capital lease obligations	1,209,172	1,205,000
Sale-leaseback financing arrangements	192,298	196,496
Asset retirement obligations	51,686	39,655
Other long-term liabilities	29,857	32,330
Contract-based intangibles	69,027	144,715
Total liabilities	1,847,321	1,930,814
Limited partners' capital:
Common unitholders (80,844 and 77,644 units outstanding as of September 30, 2018 and December 31, 2017, respectively)	370,884	421,161
Subordinated unitholder (64,955 units outstanding as of September 30, 2018 and December 31, 2017)	213,350	254,665
Total partners' capital	584,234	675,826
Total liabilities and partners' capital	$2,431,555	$2,606,640

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Unit Data)

	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Period From April 1, 2017 through September 30, 2017	Period From January 1, 2017 through March 31, 2017
Revenues:
Coal sales	$291,987	$229,670	$800,366	$434,186	$227,813
Other revenues	1,949	2,770	5,718	5,347	2,581
Total revenues	293,936	232,440	806,084	439,533	230,394

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	133,670	122,839	391,222	228,629	117,762
Cost of coal purchased	6,312	—	11,969	—	7,973
Transportation	61,239	39,414	166,716	67,672	37,726
Depreciation, depletion and amortization	52,780	53,754	159,512	103,291	39,298
Contract amortization and write-off	(4,855)	(15,611)	(76,699)	(6,878)	—
Accretion on asset retirement obligations	558	726	1,848	1,454	710
Selling, general and administrative	10,465	7,858	28,774	15,135	6,554
Long-lived asset impairments	—	—	110,689	—	—
Loss on commodity derivative contracts	—	1,101	—	2,218	1,492
Other operating (income) expense, net	24,849	(48)	(18,782)	(13,538)	451
Operating income	8,918	22,407	30,835	41,550	18,428
Other expenses:
Interest expense, net	36,619	35,988	109,327	71,408	43,380
Change in fair value of warrants	—	—	—	—	(9,278)
Loss on early extinguishment of debt	—	—	—	—	95,510
Net loss	$(27,701)	$(13,581)	$(78,492)	$(29,858)	$(111,184)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(13,298)	$(5,097)	$(37,177)	$(13,887)	$(56,259)
Subordinated unitholder	$(14,403)	$(8,484)	$(41,315)	$(15,971)	$(54,925)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.17)	$(0.07)	$(0.47)	$(0.18)	$(0.85)
Subordinated unitholder	$(0.22)	$(0.13)	$(0.64)	$(0.25)	$(0.85)

Weighted average limited partner units outstanding - basic and diluted:
Common units	80,505	77,510	79,737	76,893	66,533
Subordinated units	64,955	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$0.0565	$0.0647	$0.1695	$0.0647	$—

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	(Successor)	(Successor)	(Predecessor)
	Nine Months Ended September 30, 2018	Period From April 1, 2017 through September 30, 2017	Period From January 1, 2017 through March 31, 2017
Cash flows from operating activities
Net loss	$(78,492)	$(29,858)	$(111,184)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	159,512	103,291	39,298
Amortization of debt discount and deferred issuance costs	2,015	1,273	6,365
Contract amortization and write-off	(76,699)	(6,878)	—
Equity-based compensation	530	439	318
Loss on commodity derivative contracts	—	2,218	1,492
Settlements of commodity derivative contracts	—	320	3,724
Realized gains on coal derivatives included in investing activities	—	—	(3,520)
Long-lived asset impairments	110,689	—	—
Insurance proceeds included in investing activities	(42,947)	—	—
Change in fair value of warrants	—	—	(9,278)
Debt extinguishment expense	—	—	95,510
Other	—	8,915	1,321
Changes in operating assets and liabilities:
Accounts receivable	(3,425)	9,450	19,695
Due from/to affiliates, net	16,637	6,923	(13,157)
Inventories	(10,307)	(22,159)	(917)
Prepaid expenses and other assets	(244)	(4,759)	(5,117)
Prepaid royalties	2,955	6,240	(241)
Commodity derivative assets and liabilities	—	266	(532)
Accounts payable	19,626	(582)	7,324
Accrued interest	12,932	22,493	(9,803)
Accrued expenses and other current liabilities	18,667	1,188	(3,430)
Other	2,155	1,300	1,782
Net cash provided by operating activities	133,604	100,080	19,650
Cash flows from investing activities
Investment in property, plant, equipment and development	(50,872)	(36,960)	(19,908)
Return of investment on financing arrangements with Murray Energy (affiliate)	2,394	1,452	705
Insurance proceeds	42,947	—	—
Settlement of certain coal derivatives	—	—	3,520
Proceeds from sale of property, plant and equipment	—	—	1,898
Net cash used in investing activities	(5,531)	(35,508)	(13,785)
Cash flows from financing activities
Borrowings under revolving credit facility	50,000	—	—
Payments on revolving credit facility	(22,000)	—	(352,500)
Net change in borrowings under A/R securitization program	—	(10,300)	7,000
Proceeds from long-term debt and capital lease obligations	—	—	1,234,438
Payments on long-term debt and capital lease obligations	(93,877)	(23,539)	(970,721)
Payments on short-term debt	(5,180)	—	—
Proceeds from issuance of common units to Murray Energy (affiliate)	—	—	60,586
Distributions paid	(13,574)	(5,026)	—
Debt extinguishment costs	—	—	(57,645)
Debt issuance costs paid	—	—	(27,328)
Other	(2,551)	(3,471)	(1,892)
Net cash used in financing activities	(87,182)	(42,336)	(108,062)
Net increase (decrease) in cash, cash equivalents, and restricted cash	40,891	22,236	(102,197)
Cash, cash equivalents, and restricted cash, beginning of period	2,179	14,724	116,921
Cash, cash equivalents, and restricted cash, end of period	$43,070	$36,960	$14,724

Reconciliation of U.S. GAAP Net Loss to Adjusted EBITDA (In Thousands)

	(Successor) Three Months Ended September 30, 2018	(Successor) Three Months Ended September 30, 2017	(Successor) Nine Months Ended September 30, 2018	(Successor) Period From April 1, 2017 through September 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through September 30, 2017
Net loss(1)(2)	$(27,701)	$(13,581)	$(78,492)	$(29,858)	$(111,184)	$(141,042)
Interest expense, net	36,619	35,988	109,327	71,408	43,380	114,788
Depreciation, depletion and amortization	52,780	53,754	159,512	103,291	39,298	142,589
Accretion on asset retirement obligations	558	726	1,848	1,454	710	2,164
Contract amortization and write-off	(4,855)	(15,611)	(76,699)	(6,878)	—	(6,878)
Noncash impact of recording coal inventory to fair value in pushdown accounting		4,306	—	8,868	—	8,868
Equity-based compensation	178	228	530	439	318	757
Long-lived asset impairments	—	—	110,689	—	—	—
Loss on commodity derivative contracts	—	1,101	—	2,218	1,492	3,710
Settlements of commodity derivative contracts	—	(124)	—	320	3,724	4,044
Change in fair value of warrants	—	—	—	—	(9,278)	(9,278)
Loss on early extinguishment of debt	—	—	—	—	95,510	95,510
Adjusted EBITDA	$57,579	$66,787	$226,715	$151,262	$63,970	$215,232

(1) - Included in net loss during the three and nine months ended September 30, 2018 was expense of $25.0 million related to the settlement of litigation related to the Hillsboro and Macoupin matters.

(2) - Included in net loss during the nine months ended September 30, 2018 and the three months and combined period ended September 30, 2017 was insurance proceeds of $44.1 million, $1.5 million, and $12.8 million, respectively, from the Hillsboro mine combustion event.

Operating Metrics (In Thousands, Except Per Ton Data)

	(Successor) Three Months Ended September 30, 2018	(Successor) Three Months Ended September 30, 2017	(Successor) Nine Months Ended September 30, 2018	(Successor) Period From April 1, 2017 through September 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through September 30, 2017
Produced tons sold	6,000	5,242	16,978	10,077	5,165	15,242
Purchased tons sold	143	—	272	—	118	118
Total tons sold	6,143	5,242	17,250	10,077	5,283	15,360

Tons produced	6,167	5,297	17,252	10,957	5,267	16,224

Coal sales realization per ton sold(1)	$47.53	$43.81	$46.40	$43.09	$43.12	$43.10
Cash cost per ton sold(2)	$22.28	$23.43	$23.04	$22.69	$22.80	$22.73
Netback to mine realization per ton sold(3)	$37.56	$36.29	$36.73	$36.37	$35.98	$36.24

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.